Exhibit 99.4

Article II, Section 1. of the Company's Amended and Restated By-laws shall be amended and restated as follows:

         The annual meeting of the stockholders of the Corporation shall be held at such time and place (within or without the State of Delaware) as may be designated by the Board of Directors, for the purpose of electing directors and transacting such other business as properly may be brought before the meeting.

The first sentence of Article II, Section 6. of the Company's Amended and Restated By-laws shall be amended and restated as follows:

         Nominations for the election of directors may be made by the Board or a committee appointed by the Board or by any stockholder entitled to vote in the election of directors generally; provided, however, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination is given to the Secretary of the Corporation (i) not less than ninety (90) days nor more than one hundred-twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders.

Article VII, Section 5. of the Company's Amended and Restated By-laws shall be amended and restated as follows:

         The Board of Directors, at any regular meeting or at any special meeting, may alter, amend or repeal these By-laws or any part thereof, and, except as provided in the Certificate of Incorporation, these By-laws may also be altered or amended by the affirmative vote of a majority of the holders of the Corporation's stock issued and outstanding and entitled to vote thereat at any regular or special meeting of the stockholders if the notice for the meeting shall have set forth the substance of such proposed alteration or amendment. A waiver of notice for any such meeting need not set forth the substance of the amendment but only that an amendment is contemplated.